EXHIBIT 99.1

PRESS RELEASE

May 6, 2005

CRESCENT BANKING COMPANY

P.O. Box 668, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND ANNOUNCES EARNINGS

Crescent Banking Company, Jasper, Georgia (Nasdaq Small Cap–CSNT) (the “Company”) is pleased to announce that its Board of Directors has declared the Company’s 35th consecutive quarterly cash dividend on its common stock. The dividend of $.085 per share is payable on May 31, 2005 to holders of record on May 16, 2005.

The Company’s net income for the quarter ended March 31, 2005 totaled $1,016,960, which represented net income per share on a basic and a fully diluted basis of $0.41 and $0.40, respectively. In comparison, the Company had net income for the quarter ended March 31, 2004 of $192,005, which represented net income per share on both a basic and a fully diluted basis of $0.08. The first quarter 2004 income is net of a $147,127 loss from the discontinued operations of the Company’s wholesale residential mortgage business that was sold at the end of 2003.

Community Banking Business

On April 1, 2005, the Company closed on its acquisition of Futurus Financial Services, Inc., a $61 million commercial bank located in north Fulton County. The Company continues to experience growth in the loan portfolio as a result of high loan demand in our service areas, as well as the expansion of the Bank’s operations in nearby areas of Georgia. The Company anticipates opening its full service office in Adairsville by June 1, 2005. Additionally, the Company has purchased property at the corner of Ragsdale Road and Highway 92 in Woodstock, the corner of Reinhardt College Parkway and Riverstone Boulevard in Canton and 500 Canton Road in Cumming with anticipation of starting construction on all three sites during 2005. The Company opened its Cobb County commercial lending office at 3225 Shallowford Road, Marietta in April.

Don Boggus, the Company’s President, stated: “We are very pleased with our performance in the first quarter as we recorded record earnings from our banking franchise. Our expansion strategy has worked well as we begin to see the earnings results of our growth. We are excited and committed to be building a strong community banking franchise in some of the most attractive markets in Georgia, including some of the fastest growing markets in the United States. We believe we are building value in the geographic footprint that we are creating.”

Discontinued Wholesale Mortgage Business

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business. While the discontinued operations did not affect income in the first quarter 2005, the Company continues to maintain a reserve for the recourse liability to third parties with respect to certain loans sold by the Company’s former wholesale mortgage business prior to the disposition of that business. At March 31, 2005, the Company has indemnified the purchaser of approximately $7.6 million of mortgage loans sold with recourse pursuant to previous loan sale agreements, compared to $8.0 million as of December 31, 2004. In the event that the purchaser of these loans experiences losses with respect to these loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. Losses, charged to the reserve, on indemnified loans totaled $331,091 in the first quarter 2005. The reserve for recourse liability at March 31, 2005 was $3.4 million and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. The two loans that were indemnified in the first quarter of 2005 were closed in 2002. The Company’s highest levels of mortgage production in its history were in 2002 and 2003, and therefore, we could see an increase in indemnified loans in 2005. If the balance of indemnified loan increases significantly, then the Company could have to increase its recourse liability reserve, and our provisions for contingency losses will increase.

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $548.3 million and consolidated shareholders’ equity of $51.0 million, or $20.56 per share, as of March 31, 2005. The Company had approximately 2.5 million shares of common stock outstanding at March 31, 2005. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements, including statements about the amount and timing of contingency losses and related reserves applicable to residential mortgage loans sold and the effects of the Company’s community banking expansion, including expectations of the costs and profitability of such expansion, are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described herein and in the Company’s annual report on Form 10-K for the year ended December 31, 2004 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.